UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
July 13, 2005 (May 11, 2005)

____________________

TIAA REAL ESTATE ACCOUNT

(Exact Name of Registrant as Specified in Its Charter)
New York (State or Other Jurisdiction of Incorporation)	Not Applicable (IRS Employer Identification No.)

33-92990, 333-13477, 333-22809, 333-59778, 333-83964 and 333-121493 (Commission File Number)

c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206
(Address of principal executive offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (212) 490-9000
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     Regulation FD Disclosure

TIAA regularly makes available to participants total return quotations for the Account, reflecting all aspects of an Account’s return, including the Account’s total investment experience and the deduction of all expenses. For this standardized performance of the Account, see the TIAA-CREF website at www.tiaa-cref.org. The Account may also compare its performance to that of an independently formulated composite index. In order to facilitate comparability between the Account’s performance and the index, the Account has engaged the National Council of Real Estate Investment Fiduciaries, an independent party, to recalculate its direct real estate asset performance in accordance with the methodology used to measure performance for the real estate portion of the index. This recalculated performance is designed as a tool for comparison purposes only, and does not reflect the true returns experienced by holders of interests in the Account. The most recent report with the recalculated performance information and comparison with the index is furnished as Exhibit 99.1 to this report.

ITEM 8.01     Other Events

Recent Transactions

The following describes recent property transactions by the Account. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed by the property tenants, although the terms vary under each lease.

PURCHASES

Office Properties

Inverness Center–Birmingham, AL

On June 1, 2005, the Account purchased a seven building, Class A office complex in Birmingham, Alabama, for approximately $92.7 million. Inverness Center, built between 1980-1985, contains 903,857 net rentable square feet and is 96% leased. The three largest tenants are Southern Company (448,004 square feet), Sungard Business Systems Inc. (98,787 square feet), and EPL, Inc. (31,335 square feet). Rental rates average $16.43 per square foot, which is below the current average market rent for comparable properties. The property is in the 280 South Class A office submarket, which had approximately 5.3 million square feet with a direct vacancy rate of 7.5% at the time of purchase.

Industrial Properties

Del Monte Distribution Center- Fort Worth, TX

On May 20, 2005, the Account purchased an industrial building located in Fort Worth, Texas for approximately $26.1 million. Del Monte Center, built in 2005, contains 689,660 rentable square feet and is 100% leased to Del Monte Corporation. The rental rates averages $2.50 per square foot, below the average market rent for comparable properties. The property is located in the

North Fort Worth industrial submarket, which had approximately 62.3 million square feet with a vacancy rate of 6.3% at the time of purchase.

260 Prospect Plains Road- Cranbury Township, NJ

On June 15, 2005, the Account purchased an industrial building located in Cranbury Township, New Jersey, for approximately $14.7 million. 260 Prospect Plains Road is 100% leased to Con-Way Transportation. Rental rates average $4.60 per square foot, below the average market rent for comparable properties. The property is located in the Exit 8A industrial submarket, which had approximately 51.6 million square feet with a vacancy rate of 5.9% at the time of purchase.

Residential Properties

The Reserve at Sugarloaf- Northeast Atlanta, GA

On July 1, 2005, the Account purchased a multi-family garden apartment complex in Northeast Atlanta, Georgia, for approximately $17.9 million. The Reserve at Sugarloaf, built in 2000, contains 333 units in twenty-three buildings. Its amenities include a clubhouse, a swimming pool with cabana, fitness center, 2 lighted tennis courts and a putting green, and there are 677 parking spaces. The property is currently 93% leased at an average monthly rent of $1,012. The Account is responsible for the expenses of operating the property. The property is located in Gwinnett County apartment submarket, which had approximately 49,871 units with a vacancy rate of 7% at the time of purchase.

Other Investments

Colony Realty Partners, LLP – Limited partnership

On June 22, 2005, the Account committed to invest $30 million to purchase limited partnership interests in Colony Realty Partners, LLP, a newly formed fund of real estate investments with a value-added strategy. It is expected that the Account will fund a portion of the fund’s capital call in August, 2005.

Cobalt Industrial Partners, L.P. – Limited partnership

On June 7, 2005, the Account committed to invest $25 million to purchase limited partnership interests in Cobalt Industrial REIT, a private newly formed real estate investment trust created to invest in light industrial properties throughout the United States. On June 30, 2005, the Account funded its portion of a capital call in the amount of $4.5 million, with the remainder to be funded within the next 36 months.

SALES

BISYS Fund Services Building – Easton (Columbus), Ohio

On May 11, 2005, the Account sold its 96% partnership interest in a three-story, Class A office building, for approximately $40.3 million. The Account purchased Phase I & II in 1999 and 2001, respectively, for a total original investment of $31 million.

Corporate Boulevard – Rockville, MD

On June 14, 2005, the Account sold three, Class A office buildings, for approximately $79.1 million. The Account purchased the property in October, 2002 for an original investment in the amount of $68 million.

ITEM 9.01      Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1	Quarterly Composite Benchmark Return Comparison for the quarter ending
March 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIAA REAL ESTATE ACCOUNT
	By:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

DATE: July 18, 2005		By:/s/ Stewart P. Greene

Chief Counsel, Securities Law